CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2024, relating to the financial statements and financial highlights of Absolute Strategies Fund, Absolute Capital Opportunities Fund, Absolute Convertible Arbitrage Fund, and Absolute Flexible Fund, each a series of Unified Series Trust, as of March 31, 2024, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Chicago, Illinois

July 29, 2024